Exhibit 99.1

ContraVir Pharmaceuticals Announces

New Data Presented at the 2018 International Liver Congress™

EDISON, N.J., April 12, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV) announced today, the presentation of new data on TXL™ and CRV431 at the 53rd Annual International Liver Congress™ 2018 (EASL) in Paris, France.

“Each of these posters highlights our increasing knowledge of how TXL™ and CRV431 may best be positioned for combination therapy in the treatment of HBV,” commented Robert Foster, Chief Scientific Officer of ContraVir. “We are particularly thankful to our partners at the Faculty of Pharmacy & Pharmaceutical Sciences at the University of Alberta, Baruch S. Blumberg Institute, Scripps Research Institute and Li Ka Shing Institute of Virology whose support has been monumental in our quest for an HBV cure.

Abstract #3094: “Pharmacokinetic-Pharmacodynamic Modeling of Tenofovir Exalidex (TXL™) in HBV Subjects”presented by ContraVir and the Faculty of Pharmacy & Pharmaceutical Sciences, University of Alberta, Canada.

Objective: To study the PK-PD relationship of TXL™ in HBV infected patients to optimize understanding of relationship between PK and clinical outcomes.

Results and Significance: This PK-PD study revealed viral load reductions of TXL™ at 50 mg were comparable to tenofovir disoproxil fumarate at 300 mg. This initial approach using PK-PD modeling is anticipated to be used as a tool for the future clinical development with sparse PK sampling and non-linear mixed effects to create predictive models, as TXL™ is further advanced in our planned registration trial.

Abstract #2615:  “Assessing the in Vitro Anti-HBV Activity of Combinations Including CRV431, TXL™ and Prototype Core Protein Assembly Modulators” presented by ContraVir, the Baruch S. Blumberg Institute, and the Scripps Research Institute.   ***POSTER SELECTED FOR IHEP PROGRAM SESSIONS***

Objective: To investigate the antiviral activity combinations of TXL™, CRV431 and prototype capsid assembly modifiers (CpAMS) by measuring HBV DNA levels in vitro.

Results and Significance: Various combinations of TXL™, CRV431 and CpAMs, were tested in cell lines supporting HBV replication. As measured by the suppression of HBV DNA, synergy scores for combinations of TXL™ with CRV431; CRV431 with CAMs; and TXL™ with CpAMs, ranged from moderately to strongly synergistic. None of the combinations tested showed evidence of antagonism. Curative regimens for treatment of HBV will likely require combination of drugs that work via different mechanisms addressing viremia (HBV DNA), viral proteins (e.g., HBsAg, HBeAg, HBcrAg, HBx) and the host immune response. These in vitro synergy experiments demonstrate the potential of TXL™, CRV431, and CpAMs as useful components of future potentially curative HBV therapies.

Abstract #2624: “HBV Peptide Array Demonstrates Candidate Mechanisms of CRV431 Anti-HBV Activity”presented by ContraVir and the Li Ka Shing Institute of Virology, University of Alberta, Canada

Objective: To determine whether cyclophilin A can bind to specific HBV peptides, and whether CRV431 blocks binding interactions, to further the understanding of the mechanism of action of CRV431.

Results and Significance: Multiple experiments evaluated the binding of cyclophilin with the HBV genome, including preS1 HBsAg, polymerase, precore, and core antigens. Cyclophilin A bound to 10 HBV-derived peptides. All binding events were inhibited by CRV431. Peptide binding suggests a role for CRV431 in regulation of polymerase nuclear import, HBsAg transport and secretion, and capsid formation. Confirmation of CRV431 and HBV protein interactions provide important insights into how CRV431 disrupts the HBV life cycle. Furthermore, understanding these interactions may offer guidance on how best to utilize CRV431 in combination therapy which, in turn, may offer further insights into a curative anti-HBV regimen.

Detailed poster presentations can be accessed by visiting the scientific literature section https://contravir.com/scientific-literature/section on ContraVir’s website.

About TXL™

Tenofovir exalidex (TXL™) is a highly potent prodrug of the antiviral tenofovir.  Tenofovir is the active component of both Vemlidy®(tenofovir alafenamide) and Viread® (tenofovir disoproxil fumarate). TXL™’s novel liver-targeting prodrug structure results in decreased systemic circulating levels of tenofovir, thereby reducing the potential for off-target effects, including renal and bone side effects. ContraVir has completed a Phase 2 trial of TXL™, in which HBV-infected subjects were administered doses up to 100 mg for 28 days. The oral dosage formulation is now being optimized to further enhance drug delivery to the liver. To date, TXL™ has achieved clinical proof of concept for antiviral activity and displayed an excellent safety, tolerability, and pharmacokinetic profile. Based on the agent’s best-in-class potential, ContraVir believes TXL™ can become the cornerstone of a curative combination therapy for hepatitis B, as HBV DNA levels were significantly reduced in clinical trials.

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilins for their replication. CRV431 shows potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBx, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 possesses anti-fibrotic activity which may further curb progression of liver disease in patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV (bone and kidney), recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028